Exhibit 99.1
Contact:
Rob Mills
CFO
Knology, Inc.
Knology Broadband, Inc.
706-645-8970
rob.mills@knology.com

KNOLOGY, INC. AND KNOLOGY BROADBAND ANNOUNCE $39 MILLION EQUITY INVESTMENT AND AGREEMENT IN PRINCIPLE TO SUBSTANTIALLY REDUCE DEBT

WEST POINT, Ga. (July 16, 2002) – Knology, Inc. (“Knology” and, together with its subsidiaries, the “Company”), a facilities-based provider of bundled broadband communications services to residential and business customers in the southeastern United States, today announced that it has reached an agreement in principle with an informal committee of holders of notes issued by Knology’s subsidiary, Knology Broadband, Inc. (“Broadband”), on a restructuring plan that would significantly reduce the Company’s debt. Broadband currently has outstanding $444.1 million aggregate principal amount at maturity of 11 7/8% Senior Discount Notes due 2007 (the “Old Notes”), of which Valley Telephone Co., Inc., a wholly owned subsidiary of Knology (“Valley”), owns $64.2 million. Including Valley, bondholders representing 79.4% of the outstanding Old Notes have agreed to the terms of the restructuring plan and to tender their Old Notes as part of the restructuring. In addition, both of the Company’s senior secured lenders have agreed to the terms of the restructuring plan, and certain existing stockholders have committed to invest $39.0 million in new equity of Knology contingent upon a successful restructuring. The Company anticipates commencing an exchange offer to effect the restructuring as soon as practicable.

Although Broadband is not required to make any cash interest payments on the Old Notes until April 2003, the Company’s board of directors and management initiated discussions with the informal noteholders committee with the goal of restructuring the Company’s debt on the most favorable terms possible. The restructuring plan embodies Knology’s commitment to the future and will give the Company a stronger liquidity position and an improved capital structure.

During the restructuring, the Company’s operations will continue uninterrupted, customer service will be unaffected, suppliers will be paid in the ordinary course of business, and the Company’s current management team and employees will remain in place.

With respect to reaching the agreement in principle, Rob Mills, the Company’s CFO, stated, “We are very pleased to announce our restructuring plan which is intended to strengthen the consolidated balance sheet and liquidity position of Knology. When the plan is successfully implemented, Knology will be well-positioned to continue adding customers and revenue as well as maintain its focus on profitability.”

The terms of the restructuring plan include the following:

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Holders of Old Notes, other than Valley, with an aggregate principal amount at maturity of Old Notes of $379.9 million, will be offered in exchange for their Old Notes (the “Exchange Offer”) an aggregate of $193.5 million in principal amount of new 12% Senior Notes due 2009 of Knology (the “New Notes”) and shares of newly issued convertible preferred stock representing approximately 19.3% of Knology’s outstanding shares of common stock, on an as-converted basis, after giving effect to the restructuring plan. Of these amounts, holders of Old Notes who are also existing stockholders of Knology and who collectively own approximately $130.6 million of Old Notes will be offered an aggregate of $47.3 million of New Notes and approximately 14.4% of Knology’s stock, and all other holders of Old Notes (other than Valley), who collectively own approximately $249.3 million of Old Notes, will be offered an aggregate of $146.2 million of New Notes and approximately 4.9% of Knology’s stock. Old Notes held by Valley will be canceled contingent upon a successful restructuring.

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Certain existing Knology stockholders will, subject to completion of the restructuring, contribute approximately $39.0 million in cash in exchange for shares of Series C preferred stock of Knology representing approximately 7.8% of the outstanding shares of common stock, on an as-converted basis, after giving effect to the restructuring plan.

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All existing common and preferred stock of Knology would remain outstanding and will represent approximately 72.9% of the outstanding shares of common stock, on an as-converted basis, after giving effect to the restructuring plan. Knology’s certificate of incorporation will be amended to authorize the new preferred stock to be issued in the restructuring plan and to modify the terms of the existing preferred stock in certain respects (the “Charter Amendment”).

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The Company’s senior secured lenders, Wachovia and CoBank, have agreed, subject to the completion of the restructuring, to modify their existing senior secured credit facilities. Among other things, the modifications to the CoBank facility will allow the borrowers under that facility to pay dividends to Knology, which will provide additional capital to help fund Knology’s and Broadband’s operations.

Each of the terms of the restructuring described above is a condition of the restructuring and must be completed for the restructuring to be effective. In addition, completion of the Exchange Offer is subject to certain conditions, including the exchange of 100% of the outstanding Old Notes (other than those held by non-accredited investors), which condition may be waived under certain circumstances (the “minimum tender condition”).

As an alternative means of effecting the restructuring in the event the conditions to completion of the Exchange Offer are not met, Knology and Broadband also intend to solicit votes in favor of a “prepackaged” plan of reorganization under the Bankruptcy Code. Should this possibility occur, any such filing would include only Broadband. Knology and the operating subsidiaries of Knology and Broadband, including Interstate Telephone Company and Valley, would not be debtors in the proceeding. The implementation of this plan would be dependent on a number of conditions typical of such transactions. It is expected that Knology’s business would continue to operate as usual, suppliers would be paid in full, and employees would remain in place.

Credit Suisse First Boston Corporation acted as exclusive financial advisor to Knology on the restructuring.

Houlihan Lokey Howard & Zukin Capital acted as exclusive financial advisor to the informal committee of holders of Old Notes.

The securities discussed in this news release as issuable pursuant to the proposed restructuring plan will not be and have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Knology and Broadband

Knology and Broadband, headquartered in West Point, Georgia, are leading providers of interactive voice, video and data services in the Southeast. Their interactive broadband networks are some of the most technologically advanced in the country. Knology and Broadband provide residential and business customers over 200 channels of digital cable TV, local and long distance digital telephone service featuring the latest enhanced voice messaging services, and high speed Internet service, which enables consumers to download video, audio and graphic files at fast speeds via a cable modem. Broadband was initially formed in 1995 by ITC Holding Company, Inc., a telecommunications holding company in West Point, Georgia, and South Atlantic Venture Funds, and Knology was formed in 1998. For more information, please visit our Internet site at www.knology.com.

Where to Find Other Information

Knology will file with the SEC a proxy statement on Schedule 14A with respect to the solicitation of consents from holders of its Series A preferred stock to approve the Charter Amendment. Holders of Knology’s Series A preferred stock are urged to read the proxy statement and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, when they become available, because they will contain important information. When a proxy statement becomes available, copies can be obtained, without charge, by directing a request to: Knology, Inc., 1241 O.G. Skinner Drive, West Point, Georgia 31833 ((706) 645-8553). Holders will also be able to obtain a free copy of the proxy statement when it is filed with the SEC, as well as other filings containing information about Knology and Broadband, at the SEC’s Internet site at www.sec.gov.

Approval by Knology’s stockholders of the proposed Charter Amendment is a condition to completion of the restructuring plan. Knology and its executive officers and directors may be deemed to be participants in the solicitation of consents from holders of Knology’s Series A preferred stock with respect to the approval of the proposed Charter Amendment. Information regarding the executive officers and directors of Knology, including their identity and a description of their direct and indirect interests in Knology, are set forth in Knology’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2001, which is available at the SEC’s Internet site at www.sec.gov.

Information about Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are subject to future events, risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Important factors that either individually or in the aggregate could cause actual results to differ materially from those expressed include, without limitation, (1) that the restructuring plan may not be consummated as planned, (2) that needed financing may not be available to us if and as needed, (3) that we may not retain or grow our customer base, (4) that we may fail to be competitive with existing and new competitors, (5) that we may not adequately respond to technological developments impacting our industry and markets, and (6) that a significant change in the growth rate of the overall U.S. economy may occur such that consumer and corporate spending are materially impacted. Other risks include those set forth in Knology’s Annual Report on Form 10-K for the year ended December 31, 2001, as amended, and our other filings with the SEC.